PROSPECTUS and	PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each	Dated June 2, 2011
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $16,500,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 2.250% Senior Notes Due June 7, 2016

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series E remaining prior to this issuance, representing the $18,000,000,000 initial program amount reduced by $1,500,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-173672.

CUSIP:	24422ERC5

Date of Issue:	June 7, 2011

Maturity Date:	June 7, 2016

Principal Amount:	$500,000,000

Issue Price:	99.803%

Interest Payment Dates:	Semi-annually on each December 7 and June 7, commencing on December 7, 2011

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.250% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Deutsche Bank Securities Inc.	$150,000,000.00
HSBC Securities (USA) Inc.	150,000,000.00
J.P. Morgan Securities LLC	150,000,000.00
Banco Bilbao Vizcaya Argentaria, S.A.	16,666,666.67
BNP Paribas Securities Corp.	16,666,666.67
Santander Investment Securities Inc.	16,666,666.66
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.453% plus accrued interest from June 7, 2011 if settlement occurs after that date.